SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                             ----------------------

                                 SCHEDULE 13G/A


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b) AND (c) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)



                       Tanger Factory Outlet Centers, Inc.
                       -----------------------------------
                                (Name of Issuer)


                          Common Stock, $.01 par value
                       -----------------------------------
                         (Title of Class of Securities)


                                    875465106
                                -----------------
                                 (CUSIP Number)






                               Page 1 of 6 Pages

----------------------------------                   ---------------------------
| CUSIP NO. 875465106            |       13G        |   Page  2  of  6  Pages  |
|           ---------            |                  |        ---    ---        |
----------------------------------                   ---------------------------

|--------|---------------------------------------------------------------------|
|   1    |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  AEW Capital Management, L.P.                                       |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Delaware                                                           |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  456,300                                          |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  -0-                                              |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  456,300                                          |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  -0-                                              |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  456,300                                                            |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)  5.77%           |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON*   PN                                     |
|        |                                                                     |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 2 of 6 Pages

----------------------------------                   ---------------------------
| CUSIP NO. 875465106            |       13G        |   Page  3  of  6  Pages  |
|           ---------            |                  |        ---    ---        |
----------------------------------                   ---------------------------

|--------|---------------------------------------------------------------------|
|   1    |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  AEW Capital Management, Inc.                                       |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Massachusetts                                                      |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  456,300                                          |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  -0-                                              |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  456,300                                          |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  -0-                                              |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  456,300                                                            |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)  5.77%           |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON*   CO                                     |
|        |                                                                     |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!




                               Page 3 of 6 Pages

----------------------------------                   ---------------------------
| CUSIP NO. 875465106            |       13G        |   Page  4  of  6  Pages  |
|           ---------            |                  |        ---    ---        |
----------------------------------                   ---------------------------


Item 1 (a).          Name of Issuer

                     Tanger Factory Outlet Centers, Inc.


Item 1(b).           Address of Issuer's Principal Executive Offices

                     1400 West Northwood Street, Greensboro, NC  27408


Item 2(a).           Name of Person Filing

                     AEW Capital Management, L.P./AEW Capital Management, Inc.


Item 2(b).           Address of Principal Business Office or, if none, Residence

                     225 Franklin Street, Boston, MA  02110


Item 2(c).           Citizenship

                     Delaware/Massachusetts


Item 2(d).           Title of Class of Securities

                     Common Stock, par value $.01 per share


Item 2(e).           CUSIP Number

                     875465106


Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person is filing is a:


   (a)   [ ] Broker or dealer registered under Section 15 of the Act,

   (b)   [ ] Bank as defined in Section 3(a)(6) of the Act,

   (c)   [ ] Insurance Company as defined in Section 3(a)(19) of the Act,

   (d) [ ] Investment Company registered under Section 8 of the Investment Company Act,

   (e) |X| Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940,

   (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F),

   (g) [X] Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G); see Item 7,

   (h)   [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(H).






                               Page 4 of 6 Pages

----------------------------------                   ---------------------------
| CUSIP NO. 875465106            |       13G        |   Page  5  of  6  Pages  |
|           ---------            |                  |        ---    ---        |
----------------------------------                   ---------------------------



Item 4.  Ownership

   (a)               Amount beneficially owned:  456,300 shares

   (b)               Percent of class:              5.77%

   (c) Number of shares as to which such person has:


         (i) sole power to vote or to direct the vote:  456,300 shares

        (ii) shared power to vote or to direct the vote:    -0-

       (iii) sole power to dispose or to direct the disposition of:
             456,300 shares

        (iv) shared power to dispose or to direct the disposition of:   -0-

Item 5.      Ownership of Five Percent or Less of a Class      Not Applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Securities Being Reported on By the Parent Holding Company

             Pursuant to Rule 13d-1(b)(ii)(G) AEW Capital Management, Inc. is filing this report because it is the general partner of AEW Capital Management, L.P., a registered investment adviser who acts as investment adviser to certain separate accounts which have purchased the securities that are the subject of this filing.

Item 8.      Identification and Classification of Members of the Group
             Not Applicable.

Item 9.      Notice of Dissolution of Group     Not Applicable.

Item 10.     Certification

             By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.




                               Page 5 of 6 Pages

----------------------------------                   ---------------------------
| CUSIP NO. 875465106            |       13G        |   Page  6  of  6  Pages  |
|           ---------            |                  |        ---    ---        |
----------------------------------                   ---------------------------



                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct as of December 31, 1998.


                                  AEW CAPITAL MANAGEMENT, L.P.

                                  By:     AEW Capital Management, Inc.,
                                          its general partner


                                  By:     /s/ James J. Finnegan
                                          -------------------------------------
                                          Name:  James J. Finnegan
                                          Title:  Vice President


                                  AEW CAPITAL MANAGEMENT, INC.


                                  By:     /s/ James J. Finnegan
                                          -------------------------------------
                                          Name:  James J. Finnegan
                                          Title:  Vice President




                               Page 6 of 6 Pages